UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Appointment of Director

The Company confirms that, effective May 24, 2011, Dr. Rajiv Khosla has accepted an appointment by the Board of Directors to serve as a director of IntelGenx Technologies Corp. until the next annual meeting of the shareholders of the Company or until his successor is duly elected and qualified. The appointment of Dr. Khosla is subject to TSX-Venture approval.

Dr. Khosla’s background is as follows:

Dr. Khosla was recently named President, Chief Executive Officer and a member of the board of directors of Orasi Medical, a leading provider of clinical neurophysiology biomarkers, which is focused on the industrialization and standardization of magnetoencephalography (MEG) in central nervous system drug and therapeutic device development. In January 2011, Dr. Khosla founded CEUTEC LLC, a private company that offers a full-service of business development activities to Biotech, Specialty Pharma and Venture Capital/Private Equity Firms. From September 2005 to December 2010, Dr. Khosla was Vice President of Business Development at Biovail Corporation, a Canadian pharmaceutical company operating internationally. During his tenure at Biovail, Dr. Khosla led the transaction process for over 75 deal opportunities in a variety of therapeutic areas, including the central nervous system, dermatology, women’s health, cardiovascular and gastrointestinal, drug delivery, orphan drugs, generics and pipeline partnerships. From 2003 to 2005, Dr. Khosla held the position of Vice President and General Manager, Pharmaceutical, of Sensient Technologies. From 1998 to 2003, Dr. Khosla served as Senior Business Director, Healthcare at ICI Group, where he managed a new worldwide healthcare business.

Dr. Khosla possesses a Ph.D. in pharmaceutical science, with a thesis on Oral Drug Delivery Technology, which he completed in 1987. Additionally, Dr. Khosla holds an Executive MBA from the Henley Business School in England, a Bachelor of Pharmacy (Honours) from the University of Nottingham, England and is also a registered pharmacist in the UK.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: May 24, 2011	By: /s/ Horst Zerbe
Horst G. Zerbe
President and Chief
Executive Officer